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                                  EX. 99-B.4.11

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to restate and amend the following:

Section 3.01. Net Purchase Payment(s) - Delete the last paragraph and replace it with the following:

     During any calendar year, the Company may be told to change the investment mix twelve times. Should the Company allow additional changes, each may be subject to a fee of up to $10.

Section 3.08. Transfer of Current Value from the Funds - Delete the last paragraph and replace it with the following:

     Twelve transfers of Current Value can be made during a calendar year period. Should the Company allow additional transfers, each may be subject to a fee of up to $10.

Endorsed and made a part of this Contract effective May 1, 1989.

                                         /s/ Thomas J. McInerney


                                         President
                                         ING Life Insurance and Annuity Company